EXHIBIT 10.1F

NOTICE OF GRANT OF PERFORMANCE SHARE UNITS

AND

PERFORMANCE SHARE UNIT AGREEMENT

<<First>><<Last>> <<Address>> <<City>>,<< State>> << ZIP>> <<Country>>	PSU No.: Plan: ID: Location:	PSU08000 2007 <<Emp ID>> <<BU>>

Effective <<Grant Date>>, pursuant to the 2007 Long-Term Incentive Plan (the “Plan”) you have been granted            Performance Share Units which constitute the right to receive, if earned pursuant to their terms, the cash equivalent  of            shares (the “Shares”) of Common Stock of Textron Inc. valued as provided in the Performance Share Unit Terms and Conditions (1/2008).

This grant is governed by the Performance Share Unit Terms and Conditions (1/2008)  and the Plan, both of which are available on the Textron Enterprise Intranet and is subject to the Performance Share Unit Non-Competition Agreement (1/2008 version) attached hereto.

The Performance Period is the period beginning on <<Start Date>> and ending on <<End Date>>.  The unit distribution for the performance measures outlined below may range from 0% to 150% based on actual performance for the Performance Period, as provided in the chart below. The cash value of the Performance Share Units will be paid contingent on the achievement of the following goals established at the beginning of the cycle, subject to earlier expiration or termination of your Performance Share Units as provided in the Performance Share Unit Terms and Conditions (1/2008):

Measure	Weighting	Performance Required to Earn Payout	% of Component Earned*	Units
EPS Target of $[]	50%	<80% 80% 100% 120%	0 50% 100% 150%	<<Units>>
Enterprise ROIC-WACC	50%	0 800 b.p. 1600 b.p.	0 100% 150%	<<Units>>

*Intermediate performance earns a corresponding payout with respect to that component.

By your signature and the Company’s signature below, you and the Company agree that this grant is governed by the Performance Share Unit Terms and Conditions (1/2008)  and the Plan, both of which are available on the Textron Enterprise Intranet.  In addition, you agree that this grant is subject to the Performance Share Unit Non-Competition Agreement (1/2008 version) attached hereto, the terms of which are fully incorporated herein.

TEXTRON INC.

By:
Date

Agreed by:

TEXTRON INC.

TEXTRON 2007 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT TERMS AND CONDITIONS

(1/2008)

•                  Pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), Textron has awarded to executive the number of Performance Share Units set forth on the applicable Notice of Grant signed by Textron and Grantee on the terms and conditions herein set forth. Each Performance Share Unit constitutes the right to receive cash equal to the fair market value of one share of Common Stock of Textron Inc. for each Performance Share Unit earned by the executive, as determined in accordance with the Plan, the Notice of Grant, the Performance Share Unit Non-Competition Agreement (1/2008), and these Performance Share Unit Terms and Conditions (1/2008). The earned Performance Share Units payable to the executive in accordance with the provisions of this agreement shall be paid solely in cash based on the fair market value of the Common Stock (determined based on the average of the closing prices of Textron’s common stock, as reported on the New York Stock Exchange, for the first ten trading days immediately following the end of the Performance Period).

•                  When the applicable Performance Period ends, Textron will issue to the executive cash equal to the aggregate value of the Performance Share Units earned by the executive, reduced by the amount needed to satisfy required statutory minimum withholding taxes.   The cash payment shall be made prior to the March 15 following the end of the Performance Period.

•                  If the executive’s employment with Textron shall terminate for “Cause,” all Performance Share Units awarded to the executive for which the applicable Performance Period has not ended shall be forfeited.

•                  Except as otherwise provided herein, the executive shall forfeit outstanding Performance Share Units if the executive’s employment with Textron ends for any reason prior to the end of the Performance Period applicable to such Performance Share Units, provided that if the executive’s employment ends prior to such date and at least one year after the date of grant because of “Disability,” death or after the executive has become eligible for “Early or Normal Retirement,” the executive or the executive’s estate will receive a cash payment at the end of the Performance Period for a “Pro-Rata Portion” of such Performance Share Units, to the extent that the financial performance goals applicable to the Performance Share Units have been achieved upon the completion of such Performance Period.

•                  Notwithstanding the above, the applicable Performance Period for the Performance Share Units which may be paid pursuant to this Award shall end immediately upon a “Change in Control” of Textron, as defined in the Plan. In such instance, Textron shall pay the full value of the Performance Share Units to the executive (or to the executive’s estate in the event of the executive’s death prior to payment) as soon as administratively practical after the Change in Control, provided that the accelerated payment does not violate Section 409A of the Internal Revenue Code.  If the accelerated payment of the Award would violate Section 409A of the Internal Revenue Code, the payment shall be made on the date when the Performance Share Unit would have been paid if no Change in Control had occurred. Note: Sale of a business unit usually does not constitute a Change in Control as defined in the Plan.

•                  The number of Performance Share Units awarded to the executive hereunder shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, or any other corporate event affecting the Common Stock, as provided in the Plan, in order to preserve the benefits or potential benefits intended to be made available to the Grantee.

•                  Nothing in this document shall confer upon the executive the right to continue in the employment of Textron or affect any right that Textron may have to terminate the employment of the executive.

•                  The Performance Share Units shall not be assignable or transferable by the executive.

•                  The executive shall not have voting rights nor will the executive qualify for dividends with respect to the  Performance Share Units during the Performance Period.

•                  The Performance Share Units shall be subject to the terms and conditions of the Plan in all respects.

DEFINITIONS

“Cause”

“Cause” shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful and knowing violation by the executive of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change in Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

“Performance Period”

For the purposes of this grant, the Performance Period means, for any Performance Share Unit, the three fiscal year period over which the applicable performance goals are measured.

“Early or Normal Retirement”

“Early retirement” with Textron is defined as attainment of age 60 or the completion of 20 years of vesting service or the attainment of age 55 with the completion of 10 years of vesting service. “Normal retirement” with Textron is age 65.

“Disability”

“Disability” shall mean, for purposes of this Award, the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, bodily or mental infirmity which can be expected to result in death or is expected to be permanent.  An individual shall not be considered disabled unless executive furnishes proof of the existence thereof.  Textron may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.

“Pro-Rata Portion”

“Pro-Rata Portion” shall mean the number of complete or partial months of executive’s active service to Textron during the Performance Period divided by the number of months in the Performance Period.  An employee must be employed by Textron for a minimum of one year after the grant date before pro-rata Performance Share Units may be paid.  The Pro-Rata Portion of an Award shall be payable to an executive only to the extent that the financial performance goals for the Performance Share Units are satisfied during the Performance Period.

Example: On March 1, 2008, an executive was granted 2,500 Performance Share Units constituting the right to receive cash equivalent to the value of 2,500 Shares to be paid following completion of the 2008-2010 fiscal year Performance Period, if the applicable performance goals are met.

The executive terminates employment with Textron on August 30, 2009 after having attained age 55 with the completion of 10 years of vesting service.

Because the executive’s age and years of service qualify as ‘early retirement’ and executive was employed by Textron for one year after the grant date, the executive is eligible to receive the cash equivalent of a pro-rata portion of the Performance Share Units if the Performance Share Units are earned pursuant to their terms.  Assuming that the financial performance goals for the Performance Share Units are satisfied at the 100% level at the completion of the Performance Period, the number of Shares earned would be calculated as follows:

Performance Period	Shares		Number of Complete or Partial Months Employed by Textron During the Performance Period		Number of Months in the Performance Period		Pro-Rata Portion
01/01/08-12/31/10	2,500	x	20 *	÷	36	=	1,388 shares (paid January 2011)

* January 1, 2008 — August 30, 2009 (20 completed)

TEXTRON INC.

PERFORMANCE SHARE UNIT NON-COMPETITION AGREEMENT

(1/2008)

You have been granted Performance Share Units (“PSUs”) pursuant to the Textron 2007 Long-Term Incentive Plan (the “Plan”).  Textron grants Performance Share Units to attract, retain and reward employees, to increase identification with Textron’s interests and the interests of Textron’s shareholders, and to provide incentive for remaining with and enhancing the value of Textron over the long-term.  In consideration for granting Performance Share Units to you, please acknowledge that you have read and agree to this Performance Share Unit Non-Competition Agreement by signing the attached Notice of Grant of Performance Share Unit and Performance Share Unit Agreement.

Agreement regarding Your Performance Share Units

1.                          Forfeiture of PSUs and required repayment if you engage in certain competitive activities

If at any time during the Performance Period (as defined in the Notice of Grant of Performance Share Unit and Performance Share Unit Agreement) while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:

(a)                      engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)                     solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)                      divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)                     promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then your right to receive all Performance Share Units shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to the fair market value of any PSU earned and paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.  You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

2.                          Company’s business — defined

For the purpose of this Agreement:

(a)           the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b)          the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

3.                          Restricted Territory — defined

For the purpose of Paragraph 1, the Restricted Territory shall be defined as and limited to:

(a)                   the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)                  all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.                          Forfeiture of PSUs and required repayment if you engage in certain solicitation activities

If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive all PSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the fair market value of any PSU earned and paid  to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

5.                          Forfeiture of PSUs  and required repayment if you disclose confidential information

You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers.  If you directly or indirectly misappropriate any such trade secrets, then your right to receive all PSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the fair market value of any PSU earned and paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

6.                          Organization and Compensation Committee Discretion

You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Textron.

7.                          Severability

The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

2